Exhibit 10.27
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective the 1st day of March, 2011 by and between The GEO Group, Inc., a Florida Corporation, (the “Company”) and George C. Zoley (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive (collectively the “Parties”) have previously entered into the Second Amended and Restated Executive Employment Agreement effective as of December 31, 2009 (the “Employment Agreement”); and
     WHEREAS, the Parties wish to amend the Employment Agreement as provided herein to employ the Executive in accordance with the provisions herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
     1. The first paragraph of Section 4.A. of the Employment Agreement is deleted in its entirety and replaced with the following:
     “ANNUAL BASE SALARY. Executive shall be paid an annual base salary of $1,145,000 (as such may be amended from time to time, the “Annual Base Salary”). The Company shall increase the Annual Base Salary paid to the Executive by applying a cost of living increase to be determined by the Board, such increase to be made effective the 1st day of January of each year of the employment term. However, under no circumstances shall the cost of living increase be less than 5% per annum. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time.”
     2. The first paragraph of Section 7.A. of the Employment Agreement is deleted in its entirety and replaced with the following:
     “TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON, BY THE COMPANY WITHOUT CAUSE OR UPON THE DEATH OR DISABILITY OF THE EXECUTIVE. Upon the termination of the Executive’s employment under this Agreement by the Executive for Good Reason, by the Company without Cause, or as a result of the death (in which case, the provisions of Section 7(A)(i — ix) shall inure to the benefit of the Executive’s covered dependents, or to the extent applicable, to the Executive’s estate) or disability of the Executive, the following shall apply:”
     3. Section 7.A.(ix) is added to the Employment Agreement, which reads:

     “TERMINATION STOCK OPTIONS AND RESTRICTED STOCK. All of the outstanding unvested stock options and restricted stock granted to the Executive prior to termination will fully vest immediately upon termination, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals are actually met.”
Except as otherwise specifically amended herein, the terms and provisions of the Employment Agreement remain in full force and effect. This Amendment may be executed in counterparts.
     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment under seal as of the date first above written.

THE GEO GROUP, INC.
By:	/s/ John J. Bulfin
	Name:	John J. Bulfin
	Title:	Senior Vice President and General Counsel

EXECUTIVE
By:	/s/ George C. Zoley
	Name:	George C. Zoley

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